Skystar Bio-Pharmaceutical Gains Exclusive Rights to Sell and Market Aquaculture Vaccine Through 2024

XI'AN, CHINA, December 16, 2009 — Skystar Bio-Pharmaceutical Company (Nasdaq: SKBI) ("Skystar" or the "Company"), a China-based producer and distributor of veterinary medicines, vaccines, micro-organisms and feed additives, today announced that it has gained exclusive rights to sell and market its aquaculture vaccine through 2024. The exclusivity is based on the patented technology that was used to develop the aquaculture vaccine, as well as a Grade I veterinary certificate that the vaccine was awarded from the Chinese Ministry of Agriculture. Grade I certificates are awarded to products that are first of their kind.

As previously announced, Skystar acquired the patented technology and vaccine from the Fourth Military Medical University ("FMMU"). In 2004 FMMU was awarded 20 years marketing exclusivity on products developed under its patented technology and was granted the Grade I veterinary certificate for the aquaculture vaccine in 2006, which offers six years marketing exclusivity. Through its agreement with FMMU, the exclusivity periods have been transferred to Skystar. Under this patented technology, and in collaboration with FMMU, Skystar will produce the first vaccine in China designed to safely prevent and treat certain bacterial infection and diseases in marine life without causing harmful side effects. The vaccine has also demonstrated the ability to increase the quality of the fish to be farmed as food by increasing fish growth rates with no pesticide residue.

Based on its first-to-market status, the Chinese Ministry of Agriculture has issued a Grade I Veterinary Certificate for Skystar's vaccine. Veterinary treatments currently used in the Chinese aquaculture market contain chemicals known to cause harmful side effects in treated marine life, as well as environmental pollution. In-line with Chinese government policy of promoting green ecological culture, Skystar's vaccine is the first environmentally friendly aquaculture bio-pharmaceutical in China.

"With our early entry and product exclusivity, we believe we hold significant competitive advantage in capturing considerable aquaculture market share," said Weibing Lu, Skystar's Chairman and Chief Executive Officer. "Once our vaccine has been fully engaged in the market, we project it will contribute between $8 to $15 million annually to our top-line within three to five years of its market introduction. This will significantly accelerate our vaccine revenue and allow us to capture approximately $22 to $29 million in total vaccine revenue over the same three to five year time frame.

"A Grade I certificate signifies the further importance of our vaccine as it has been recognized by the Chinese government as a key contributor to advancing the aquaculture industry in China," said Mr. Lu. "With the addition of this vaccine to our broad portfolio of products, we have reached a significant milestone in our efforts to diversify our business and capture additional revenue among a largely untapped $150 million market opportunity. Despite its size, the aquaculture market has gone grossly underserved by the veterinary pharmaceutical industry thus far with limited products currently available to treat diseases in marine life, and no vaccines currently used by fisheries for the treatment or prevention of aquaculture-related diseases.

"As we previously announced, based on our need to accommodate capacity for our new aquaculture vaccine line, we have modified our total 2010 vaccine revenue target. We believe this important addition to our product mix will ultimately bolster our total vaccine revenue and allow us to emerge a leader in the aquaculture market where we have previously had minimal impact," Mr. Lu concluded.

China is the largest producer of farmed seafood in the world representing 57% of global output. Consumption of aquaculture products has been increasing sharply since 2007 and is forecasted to continue to rise based on heightened demand and consumption. The key provinces of Zhejiang, Guangdong, Shandong, Jiangsu, Hubei and Fujian are responsible for more than 30% of the shrimp industry, 40% of the fresh water fish market and approximately one third of the total commercial feed industry in China.[1]

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[1] Source: September-October 2009International Aquafeed Magazine: China's Aquaculture Industry – A Snapshot

Skystar expects to begin manufacturing its aquaculture vaccine product upon the completion of its new vaccine facility, with modest revenue contribution from this product beginning in the second quarter of 2010. As Skystar ramps its marketing and sales and its vaccine gains traction in the market, the company anticipates annual revenue contribution of $8 to $15 million within three to five years of its market introduction.

The fish vaccine will be sold by approximately 50 agents in Skystar's existing broad distribution network. In conjunction with the planned expansion of its aquaculture product line through the introduction of additional products targeted at marine life, Skystar plans to expand its aquaculture-focused distribution network, with a goal of adding between 100 and 150 new distribution agents during 2010. As the aquaculture vaccine product line gains market traction, Skystar will also look to begin broader distribution of its vaccine including introduction throughout its franchise stores.

Prior to this IP acquisition, aquaculture products accounted for less than 1% of Skystar's annual revenue. The Company's existing aquaculture product portfolio includes five micro-organism products for the health protection of marine life.

In addition to the technology acquisition from FMMU, Skystar has entered into a cooperative research agreement with FMMU to advance China's aquaculture industry. Skystar will be working with researchers at FMMU to promote green aquaculture and to develop new vaccines to treat marine life and fresh water fish, as well as disease prevention and detection technologies.

Skystar's aquaculture vaccine is an anti-idiotypic monoclonal antibody therapeutic manufactured in powdered form so that it can be mixed with water for easy administration and rapid absorption by the fish. The vaccine is designed to safely enhance the immunity of marine life and prevent and treat bacterial infection and diseases such as Edwardsiella Disease in fish. Edwardsiella Disease is a prevalent cause of acute infectious disease characterized by pneumonia and blood infection in fish, and in turn causes gastro- and outer-intestinal infections in humans.

About the Fourth Military Medical University

The Fourth Military Medical University (FMMU) is a national key military institution of higher learning for training middle-and-high level military medical workers for the People's Liberation Army (PLA). FMMU is among the first batch of Doctoral degree and Master's degree conferring institutions authorized by the State Council. The university now has 6 first-level disciplines and 47 second-level disciplines authorized for conferring doctor's degree, 63 second-level disciplines authorized for conferring master's degree and 7 postdoctoral programs. For additional information, please visit http://en.fmmu.edu.cn/

About Skystar Bio-Pharmaceutical Company

Skystar is a China-based developer and distributor of veterinary healthcare and medical care products. Skystar has four product lines (veterinary medicines, micro-organisms, vaccines and feed additives) and over 170 products, with over 40 additional products in the developmental stage. Skystar has formed strategic sales distribution networks covering 29 provinces throughout China. For additional information, please visit http://www.skystarbio-pharmaceutical.com.

To be added to the Company's email distribution for future news releases, please send your request to skystar@tpg-ir.com.

Forward-looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Contacts

The Piacente Group, Inc. (Investor Relations Counsel)

Brandi Floberg

(212) 481-2050

skystar@tpg-ir.com

Skystar Bio-Pharmaceutical Company

Scott Cramer

Director - U.S. Representative

(407) 645-4433

scramer@skystarbio-pharmaceutical.com

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